THIRD AVENUE VARIABLE SERIES TRUST

                             Designation of Subtrust
                                       of
                          Third Avenue Value Portfolio


          The undersigned being the sole and initial Trustee of Third Avenue Variable Series Trust, a Delaware business trust (the "Trust"), pursuant to the authority conferred upon the Trustees of the Trust by Section 5.2 of the Trust's Agreement and Declaration of Trust (the "Declaration"), does hereby create a separate Series of the Trust as of June 16, 1999, with the following designations, rights, preferences, limitations and restrictions:

        1. DESIGNATION. The Series shall be designated the "Third Avenue Value Portfolio" (the "Portfolio").

        2. SHARES. The beneficial interests in the Portfolio shall be divided in shares having a par value of $.001 per share (the "Shares"). An unlimited number of Shares of the Portfolio are authorized for issuance. The Shares shall represent interests only in the Portfolio. The Trustees of the Trust shall have the authority to issue such other Series of the Trust with such other designations, rights, preferences, limitations and restrictions as they shall from time to time deem necessary or desirable, and the Shares shall not represent any interest in such other Series.

        3. CLASSES. The Shares initially shall be issued in a single Class. The Trustees of the Trust shall have the authority from time to time to issue additional Classes of Shares of the Portfolio.

        4. SALES CHARGES. The Shares shall be subject to such sales charges, if any, as may be established from time to time by the Trustees in accordance with the 1940 Act and applicable rules and regulations of the National Associate of Securities Dealers, Inc., all as set forth in the Portfolio's prospectus.



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        5.      Other Rights. All other rights, preferences, limitations and restrictions with respect to any shares of beneficial interest of the Trust or with respect to any Series of the Trust or any Classes of shares of the Trust set forth in the Declaration shall apply to the Shares unless otherwise specified in this Certificate of Designations, in which case this Certificate of Designations shall govern.

        6. Amendments. Subject to the provisions and limitations of Section 8.3(b) of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by two-thirds of the Trustees of the Trust (or when authorized to do so, by any officer of the Trust pursuant to the vote of a majority of the Trustees of the Trust) or the holders of a majority of all the Shares of the Portfolio outstanding and entitled to vote.

        7. Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.


                                                /s/ Ian M. Kirschner
                                                ---------------------------
                                                Ian M. Kirschner, Trustee





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